SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*

                       Eclipse Surgical Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   14159K 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]   Rule 13d-1(b)

              [ ]    Rule 13d-1(c)

              [X]   Rule 13d-1(d)

*The  remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and
for  any  subsequent   amendment   containing   information  which  would  alter
disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 12 Pages
                            Exhibit Index on page 11


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CUSIP NO. 14159K105                                               13 G                  Page 2 of 12 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON

             See Item 2 for identification of General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Vanguard IV, L.P. ("Vanguard IV")
                      Tax ID Number:    77-0316839

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware

------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       1,177,818 shares, except that Vanguard Venture Partners, L.P. ("VVP"),
           OWNED BY EACH                      the general partner of Vanguard IV, may be deemed to have sole power
             REPORTING                        to vote these shares, and Gill, Myers and Higgerson the general
              PERSON                          partners of VVP may be deemed to have shared power to vote these
               WITH                           shares.

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              1,177,818 shares, except that Vanguard Venture Partners, L.P. ("VVP"), the general partner of Vanguard IV, may be deemed to have sole power to dispose of these shares, and Gill, Myers and Higgerson the general partners of VVP may be deemed to have shared power to dispose of these shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,177,818

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    4.0%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------


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CUSIP NO. 14159K105                                               13 G                  Page 3 of 12 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Vanguard Venture Partners, L.P. ("VVP")
                      Tax ID Number:    77-0316838

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware

------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       1,177,818 shares, all of which are directly owned by Vanguard IV.
           OWNED BY EACH                      VVP, the general partner of Vanguard IV, may be deemed to have sole
             REPORTING                        power to vote these shares.  Gill, Myers and Higgerson, the general
              PERSON                          partners of VVP, may be deemed to have shared power to vote these
               WITH                           shares.

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              1,177,818  shares,  all of which are directly  owned by Vanguard IV. VVP, the general  partner of Vanguard  IV, may be deemed to have sole power to dispose of these shares. Gill, Myers and Higgerson,  the general partners of VVP, may be deemed to have shared power to dispose of these shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,177,818

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    4.0%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------


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CUSIP NO. 14159K105                                               13 G                  Page 4 of 12 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON

             See Item 2 for identification of General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Jack M. Gill ("Gill")
                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen

------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER

                                              1,177,818 shares, all of which are directly owned by Vanguard IV. Gill is a general  partner of VVP, the general partner of Vanguard IV, and may be deemed to have shared power to vote these shares.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              1,177,818 shares, all of which are directly owned by Vanguard IV. Gill is a general  partner of VVP, the general partner of Vanguard IV, and may be deemed to have shared power to dispose of these shares.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,177,818

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    4.0%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    IN

------------ ---------------------------------------------------------------------------------------------------------



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CUSIP NO. 14159K105                                               13 G                  Page 5 of 12 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Curtis K. Myers ("Myers")

                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen

------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER

                                              1,177,818  shares,  all of which are directly owned by Vanguard IV. Myers is a general  partner of VVP, the general partner of Vanguard IV, and may be deemed to have shared power to vote these shares.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              1,177,818  shares,  all of which are directly owned by Vanguard IV. Myers is a general  partner of VVP, the general partner of Vanguard IV, and may be deemed to have shared power to dispose of these shares.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,177,818

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                              [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    4.0%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    IN

------------ ---------------------------------------------------------------------------------------------------------




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CUSIP NO. 14159K105                                               13 G                  Page 6 of 12 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Clifford H. Higgerson ("Higgerson")

                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen

------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER

                                              1,177,818  shares,  all of  which  are  directly  owned by  Vanguard  IV.
                                              Higgerson is a general  partner of VVP,  the general  partner of Vanguard
                                              IV, and may be deemed to have shared power to vote these shares.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              1,177,818  shares,  all of  which  are  directly  owned by  Vanguard  IV.
                                              Higgerson is a general  partner of VVP,  the general  partner of Vanguard
                                              IV, and may be deemed to have shared power to dispose of these shares.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,177,818

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    4.0%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    IN

------------ ---------------------------------------------------------------------------------------------------------


------------------------------------                  --------------------------
CUSIP NO. 14159K105                        13 G            Page 7 of 12 Pages
------------------------------------                  --------------------------

ITEM 1(a).        NAME OF ISSUER:

                  Eclipse Surgical Technologies, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1049 Kiel Court

                  Sunnyvale, CA 94089

ITEM 2(a).        NAME OF PERSON FILING:

                  This statement is filed by Vanguard Associates IV, L.P., a Delaware limited partnership, ("Vanguard IV"), Vanguard Venture Partners, L.P., a Delaware limited partnership, ("VVP"), and Jack M. Gill ("Gill"), Curtis K. Myers ("Myers"), and Clifford H. Higgerson ("Higgerson"), the general partners of VVP. The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  VVP is the general partner of Vanguard IV, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Vanguard IV. Gill, Myers and Higgerson are the general partners of VVP, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by VVP.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Vanguard Venture Partners
                  525 University Avenue, Suite 600
                  Palo Alto, California 94301

ITEM 2(c)         CITIZENSHIP:

                  Vanguard IV and VVP are Delaware limited partnerships. Gill, Myers and Higgerson are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  14159K 10 5

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

                      ITEM 1. (a) Amount beneficially owned:

                                 See Row 9 of cover page for each Reporting Person.

                      ITEM 2. (b) Percent of Class:

                                 See Row 11 of cover page for each Reporting Person.

                      ITEM 3. (c) Number of shares as to which such person has:

                                 (i) Sole  power to vote or to direct  the vote:
                                     See Row 5 of cover page for each  Reporting
                                     Person.

                                (ii) Shared power  to  vote  or  to  direct  the
                                     vote: See Row 6 of cover page for each Reporting Person.

                               (iii) Sole  power  to  dispose  or  to direct the
                                     disposition of: See Row 7 of cover page for each Reporting Person.

                                (iv) Shared power to  dispose  or  to direct the
                                     disposition of: See Row 8 of cover page for each Reporting Person.

------------------------------------                  --------------------------
CUSIP NO. 14159K105                        13 G            Page 9 of 12 Pages
------------------------------------                  --------------------------

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ] Yes


ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of Vanguard IV and VVP, the general and limited partners, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

------------------------------------                  --------------------------
CUSIP NO. 14159K105                        13 G            Page 10 of 12 Pages
------------------------------------                  --------------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2000

                                VANGUARD IV, a Delaware Limited Partnership

                                By:    /s/  Clifford H. Higgerson
                                    --------------------------------------------
                                       Clifford H. Higgerson
                                       Authorized Signatory

                                Vanguard Venture Partners, a Delaware Limited Partnership

                                By:    /s/  Clifford H. Higgerson
                                    --------------------------------------------
                                       Clifford H. Higgerson
                                       Authorized Signatory

                                Jack M. Gill

                                By:    /s/  Jack M. Gill
                                    --------------------------------------------
                                       Jack M. Gill

                                Curtis K. Myers

                                By:    /s/  Curtis K Myers
                                    --------------------------------------------
                                       Curtis K. Myers

                                Clifford H. Higgerson

                                By:    /s/  Clifford H. Higgerson
                                    --------------------------------------------
                                       Clifford H. Higgerson

------------------------------------                  --------------------------
CUSIP NO. 14159K105                        13 G            Page 11 of 12 Pages
------------------------------------                  --------------------------


                                  EXHIBIT INDEX

                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                  12

------------------------------------                  --------------------------
CUSIP NO. 14159K105                        13 G            Page 12 of 12 Pages
------------------------------------                  --------------------------

                                    EXHIBIT A

                            Agreement of Joint Filing

         The  undersigned  hereby  agree  that a  single  Schedule  13G  (or any amendment thereto) relating to the Common Stock of Eclipse Surgical Technologies, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 10, 2000

February 10, 2000                VANGUARD IV, a Delaware Limited Partnership


                                 By:    /s/  Clifford H. Higgerson
                                     -------------------------------------------
                                        Clifford H. Higgerson
                                        Authorized Signatory

February 10, 2000                Vanguard Venture Partners, a Delaware Limited
                                 Partnership


                                 By:    /s/  Clifford H. Higgerson
                                     -------------------------------------------
                                        Clifford H. Higgerson
                                        Authorized Signatory

February 10, 2000                Jack M. Gill

                                 By:    /s/  Jack M. Gill
                                     -------------------------------------------
                                        Jack M. Gill

February 10, 2000                Curtis K. Myers

                                 By:    /s/  Curtis K Myers
                                     -------------------------------------------
                                        Curtis K. Myers

February 10, 2000                Clifford H. Higgerson

                                 By:    /s/  Clifford H. Higgerson
                                     -------------------------------------------
                                        Clifford H. Higgerson